Exhibit 10.16

RONALD D. MOGEL

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of January 2, 2008, between OMNI Energy Services Corp., a Louisiana corporation (“OMNI”) and Ronald D. Mogel, a resident of Houston, Texas (“Employee”). In order to protect the goodwill of OMNI and in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

1. Employment. OMNI hereby agrees to employ Employee and Employee hereby agrees to work for OMNI as Senior Vice President and Chief Financial Officer or such other salaried, executive position as OMNI and Employee shall mutually agree upon. So long as Employee is employed by OMNI, Employee shall devote Employee’s skill, energy and substantially all of his business-related efforts to the faithful discharge of Employee’s duties as a salaried, exempt employee of OMNI. In providing services hereunder, Employee shall comply with and follow all directives, policies, standards and regulations from time to time established by the Board of Directors of OMNI.

2. Term of Employment. Employee’s employment by OMNI pursuant to this Agreement shall continue in effect until December 31, 2011 (the “Initial Period”), which shall be automatically extended for additional, successive one year periods (the “Additional Periods”) commencing on January 1, 2012, unless either party gives notice of non-renewal as provided for in Section 6(d) or otherwise terminates this Agreement in accordance with the other provisions of Section 6.

3. Representations and Warranties. Employee represents and warrants that Employee is under no contractual or other restrictions or obligations that will limit Employee’s activities on behalf of OMNI or will prohibit or limit the disclosure or use by Employee of any information which directly or indirectly relates to the business of OMNI or the services to be rendered by Employee under this Agreement.

4. Compensation. Subject to the provisions of Section 6, Employee will be entitled to the compensation and benefits set forth in this Section 4.

(a) During the Initial Period, OMNI shall pay Employee an Annual Base Salary, payable bi-weekly, in equal bi-weekly installments at a rate equal to $250,000.00 per year. In each Additional Period, OMNI shall pay to Employee an Annual Base Salary (not less than $250,000.00 per year) determined by the OMNI Board of Directors following its annual salary and performance review. Employee’s Annual Base Salary will be reviewed annually in the second quarter of each fiscal year of Employee’s employment hereunder, commencing in the second quarter of fiscal year 2009.

(b) Employee shall be eligible to receive an annual bonus through OMNI’s Senior Executive Bonus Plan. In 2008, Employee will be eligible to earn up to 125% of annual salary through achievement of targets to be determined upon board approval of the 2008 OMNI Business Plan. Bonus goals for subsequent years will be developed by the Board, and presented to Employee before April 1st of each bonus year. If a bonus is awarded by the Board, it will be paid following the closing of the books and records of OMNI for the calendar year, but not later than April 1 of the following calendar year.

(c) All payments of salary and other compensation to Employee shall be made after deduction of any taxes required to be withheld with respect thereto under applicable federal and state laws.

5. Fringe Benefits; Expenses.

(a) During his Term of Employment, Employee shall be entitled to participate in all employee benefit plans sponsored by OMNI and made available for salaried, exempt employees, including sick leave and disability leave, health insurance and 401(k) plans. In addition, Employee shall be eligible to participate in OMNI’s Long Term Incentive Compensation Plan.

(b) OMNI will reimburse Employee for all reasonable business expenses incurred by Employee in the scope of Employee’s employment; provided, however, that Employee must file expense reports with respect to such expenses and otherwise comply with OMNI’s policies.

(c) Employee shall be entitled to four (4) weeks paid vacation during each calendar year (prorated for any partial year) and to paid holidays and other paid leave set forth in and in accordance with OMNI’s policies in effect for other salaried, exempt employees. Any vacation not used during a calendar year may not be used during any subsequent period. Employee shall be compensated for any unused vacation upon termination of this Agreement for any reason.

(d) Employee will be entitled to an automobile allowance of $750 per month during his employment with the Company.

(e) Upon execution of this Agreement, Employee shall be granted non-qualified options to purchase 100,000 shares of OMNI Common Stock, pursuant to the Seventh Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan (the “Plan”). The 100,000 options shall vest as follows: 6,250 at the close of each Quarter in the Initial Period. The exercise price per share shall be the Fair Market Value of a share of common stock on the date this Agreement is executed. All options granted hereunder shall vest immediately upon termination by OMNI without cause (see Section 6(a) hereof), or upon a Change of Control as defined in Section 10.11(A) of the Plan. The options may be exercised as provided in Section 6.4 of the Plan. All options granted hereunder shall expire 10 years after the date of grant, provided however that all options must be exercised within ninety (90) days of termination of Employment for whatever reason.

(f) Employee shall be granted 25,000 shares of Restricted OMNI Common Stock as described herein and pursuant to Section 7 of the Plan. The 25,000 shares shall vest as follows: 6,248 shares on January 14, 2009; 1,562 shares vest on each March 31, June 30, September 30 and December 31, thereafter through September 30, 2011, and the remaining 1,570 shares shall vest December 31, 2011. All shares of Restricted Stock to be granted hereunder shall immediately vest upon (i) termination of Employee’s employment relationship with the Company due to Employee’s death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), (ii) termination of Employee’s employment relationship with the Company by the Company without cause (as defined in the Employment Agreement), or (iii) a Change of Control (as defined in Section 10.11(A) of the Plan).

(g) Employee is required to make reasonable efforts to relocate from Houston to the Lafayette, Louisiana area. Employer will reimburse Employee for all closing costs related to the sale of Employee’s house in Houston and the expense of moving personal effects to the Lafayette, Louisiana area.

6. Termination or Non-Renewal of Employment.

(a) Termination by OMNI Without Cause. OMNI may terminate Employee’s employment at any time during the term of this Agreement Without Cause by delivery of thirty (30) days prior written notice to Employee. After such termination of employment, if Employee is not in breach of his obligations under this Agreement, OMNI shall pay: (i) the Annual Base Salary then in effect in semi-monthly payments and in accordance with OMNI’s normal payroll practices for the remainder of the Initial Period or twelve months, whichever is greater, and (ii) vacation pay earned but not taken to the date of such termination. If an annual bonus is awarded pursuant to Section 4(b) hereof, it shall be prorated through the date of termination and paid in accordance with Section 4(b). Upon termination of Employee’s employment, Employee shall be deemed to have resigned from all offices, directorships, and committee positions then held with OMNI or any Affiliate. Upon termination of Employee’s employment, all options granted hereunder shall vest immediately.

(b) Termination by Employee. Employee may terminate his employment at any time during the term of this Agreement, and by delivery of thirty (30) days prior written notice by Employee to OMNI. Promptly after such termination of employment, OMNI shall pay to Employee an amount equal to the sum of: (i) Employee’s earned but unpaid Annual Base Salary through the date of termination of employment at the rate in effect at the time of termination and (ii) pay for vacation earned but not used through the date of termination. If an annual bonus is awarded pursuant to Section 4(b) hereof, it shall be prorated through the date of termination and paid in accordance with Section 4(b). Upon termination of Employee’s employment, Employee shall be deemed to have resigned from all offices, directorships, and committee positions then held with OMNI or any Affiliate.

(c) Termination for Cause. If OMNI terminates Employee’s employment for Cause (by delivering written notice of termination setting forth the event or events constituting Cause and the effective date of such termination) the payments due to Employee shall be limited to the amounts described in Section 6(b)(i) and (ii). Upon termination of Employee’s employment, Employee shall be deemed to have resigned from all offices, directorships, and committee positions then held with OMNI or any affiliate.

(d) Non-Renewal of Employment. Either OMNI or Employee may elect not to renew Employee’s employment hereunder at the end of the Initial Period, or at the end of any Additional Period thereafter, by delivery of sixty (60) calendar days prior written notice. At the expiration of the employment term, OMNI shall pay to Employee an amount equal to the sum of: (i) Employee’s earned but unpaid Annual Base Salary through the date of termination of employment at the rate then in effect, and (ii) pay for vacation earned but not used through the date of termination. If an annual bonus is awarded pursuant to Section 4(b) hereof, it shall be prorated through the date of termination and paid in accordance with Section 4(b). Upon termination of Employee’s employment hereunder, Employee shall be deemed to have resigned from all offices, directorships, and committee positions then held with OMNI or any affiliate.

(e) Waiver of Claims. In the event this Agreement is terminated by OMNI without Cause, Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands that Employee may have arising out of such termination or non-renewal, as liquidated damages and not as a penalty, the payments and benefits set forth in this Agreement. Employee hereby waives any and all rights Employee may have to bring any cause of action or proceeding contesting any such termination or non-renewal, provided, however, that such waiver shall not be deemed to affect Employee’s rights to enforce any other obligations of OMNI unrelated to employment. Under no circumstances shall Employee be entitled to any compensation or confirmation of any benefits under this Agreement for any period of time following Employee’s date of termination if Employee’s termination is for Cause.

(f) Death. If Employee dies during his employment by OMNI under this Agreement, (i) the Employee’s employment will terminate on the date of his death, (ii) OMNI will pay to Employee’s estate the remainder of Employee’s Annual Base Salary at the rate then in effect and any accrued incentive bonus through the end of the twelfth (12th) calendar month following the month in which such death occurred, and (iii) Employee’s estate shall be entitled to all rights and benefits that Employee may have under the terms of OMNI’s Employee Benefit Plans.

7. Covenant Not to Compete.

(a) During Employee’s employment with OMNI or any of its Affiliates and thereafter during the Covenant Period (as defined in Exhibit “A” attached hereto), Employee will not engage in or carry on, directly or indirectly, either in Employee’s individual capacity or as a member of a partnership or as a shareholder, investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity in Texas, Louisiana, Mississippi or any parish or county thereof (including but not limited to the Parishes and Counties listed on Exhibit “B”) or the offshore waters within one-hundred (100) miles of the coast of any such state that directly competes with OMNI’s Restricted Business (as defined in Exhibit “A” attached hereto), including any services or products produced, sold, provided, conducted or developed, by the Restricted Business on the date of termination of Employee’s employment. Employee shall not be deemed to be in violation of this Section 7(a) based solely on the ownership of less than five (5%) percent of any class of securities registered under the Securities Exchange Act of 1934, as amended.

(b) Employee acknowledges that the limitations set forth in this Section 7 are reasonable and necessary for the protection of OMNI and its Affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on Employee’s activities specified herein, are reasonable and necessary for the protection of OMNI and its Affiliates. Employee further acknowledges that the parties anticipate that Employee will be actively seeking markets for the products and services of OMNI and its Affiliates throughout the United States during Employee’s employment with OMNI.

(c) In the event that there shall be any violation of the covenants set forth in this Section 7, then the time limitation thereof shall be automatically extended for a period of time equal to the period of time during which such violation continues; and in the event OMNI is required to seek relief from such violation in any court, board of arbitration or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

(d) Employee agrees that the remedy at law for any breach by Employee of this Section 7 will be inadequate and that OMNI shall also be entitled to injunctive relief.

(e) The limitations in this Section 7 during the Covenant Period shall be void and have no effect if both: (i) a Change of Control (as defined in Exhibit “A”) occurs, and (ii) Employee’s employment with the Company terminates under Sections 6(a) or 6(b) of this Agreement.

8. Non-solicitation. During Employee’s employment with OMNI or any of its Affiliates and thereafter during the Covenant Period, whether on his own behalf or on behalf of any other Person, Employee will not (A) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is an employee of OMNI or any of its Affiliates or in any manner induce or attempt to induce any employee of OMNI and any such Affiliate to terminate his employment with OMNI or such Affiliate or (B) interfere with OMNI’s or any of its Affiliate’s relationship with any Person, including any Person who at any time during the Employee’s employment with OMNI was an employee, contractor, supplier, or customer of OMNI or any such Affiliate.

9. Confidential Information; Business Opportunity. During the term of Employee’s employment hereunder, and for five (5) years after Employee’s termination of employment, Employee shall not use or disclose, without the prior written consent of OMNI, Confidential Information (as defined in Exhibit “A” attached hereto) relating to OMNI or any of its Affiliates, and upon termination of Employee’s employment will return to OMNI all written materials in Employee’s possession embodying such Confidential Information. Employee will promptly disclose to OMNI all Confidential Information, as well as any domestic business opportunity related to OMNI which comes to Employee’s attention during the term of Employee’s employment with OMNI. Employee will not take advantage of or divert any such business opportunity for the benefit of Employee or any other Person (as defined in Exhibit “A” attached hereto) without the prior written consent of OMNI. Employee agrees that the remedy at law for any breach by Employee of this Section 7 will be inadequate and that OMNI shall also be entitled to injunctive relief.

10. Intellectual Property.

(a) To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of OMNI or any of its Affiliates, Employee hereby agrees that all patents, trademarks, copyrights, trade secrets, and other intellectual property rights, all inventions, whether or not patentable, and any product, drawing, design, recording, writing, literary work or other author’s work, in any other tangible form developed in whole or in part by Employee during the term of this Agreement, or otherwise developed, purchased or acquired by OMNI or any of its Affiliates, shall be the exclusive property of OMNI or such Affiliate, as the case may be (“Intellectual Property”).

(b) Employee will hold all Intellectual Property in trust for OMNI and will deliver all Intellectual Property in Employee’s possession or control to OMNI upon request and, in any event, at the end of Employee’s employment with OMNI.

(c) Employee shall assign to OMNI all property rights that Employee may now or hereafter have in the Intellectual Property. Employee shall take such action, including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents, and the giving of testimony, as may be requested by OMNI to evidence, transfer, vest or confirm OMNI’s right, title and interest in the Intellectual Property.

(d) Employee will not contest the validity of any invention, any copyright, any patent, or any trademark registration owned by or vesting in OMNI or any of its Affiliates under this Agreement.

11. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be submitted to and settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. This provision shall not preclude either party from seeking temporary injunctive relief from a court of competent jurisdiction to enforce the provisions of paragraphs 7, 8, 9, or 10 of this Agreement.

12. Definitions. As used in this Agreement, the terms defined in Exhibit “A” have the meanings assigned to such terms in such exhibit.

13. Notices. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

(a)	If to Employee:

Ronald D. Mogel
P.O. Box 279
Carencro, Louisiana 70520

(b)	If to OMNI:

OMNI Energy Services Corp.
P.O. Box 3761
Lafayette, LA 70502-3761
Attention: President

Any party may change such party’s address by furnishing notice to the other party in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

14. Assignment. This Agreement is personal to Employee, and Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties hereunder without the prior written consent of OMNI. OMNI shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which OMNI is then active shall not be deemed to expand the scope of Employee’s covenant not to compete with such operations, products or services without Employee’s written consent. OMNI shall require any Person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of OMNI to expressly assume and agree to perform, by a written agreement, all of the obligations of OMNI under this Agreement.

15. Survival. The provisions of this Agreement shall survive the termination of Employee’s employment hereunder in accordance with their terms.

16. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Louisiana without regard to the choice-of-law principles thereof.

17. Choice of Forum; Consent to Jurisdiction. Any suit, action or proceeding arising with respect to the validity, construction, enforcement or interpretation of this Agreement, and all issues relating in any manner thereto, shall be brought in the United States District Court for the Western District of Louisiana, Lafayette Division, or in the event that federal jurisdiction does not pertain, in the state courts of the State of Louisiana in Lafayette Parish. Each of the parties hereto hereby submits and consents to the jurisdiction of such courts for the purpose of any such suit, action or proceeding and hereby irrevocably waives (a) any objection which any of them may now or hereafter have to the placing of venue in such courts, and (b) any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

18. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

19. Entire Agreement. This Agreement constitutes the entire agreement between OMNI and Employee with respect to the terms of employment of Employee by OMNI and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

20. Amendments and Waivers. This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy.

21. Cumulative Rights and Remedies. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise. Employee’s obligations to OMNI and OMNI’s rights and remedies hereunder are in addition to all other obligations of Employee and rights and remedies of OMNI created pursuant to any other agreement and to applicable law.

22. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

23. Severability. In the event that any provision or provisions of this Agreement are held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable.

24. Attorneys’ Fees and Costs. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

25. Management/Employment Agreements. By execution hereof, Employee represents and warrants that he has no current employment agreements, management agreements or consulting agreements with any third party.

IN WITNESS WHEREOF, OMNI and Employee have executed this Agreement on the date first above written.

COMPANY: OMNI Energy Services Corp.

By:	/s/ Brian Recatto
Name:	Brian Recatto
Title:	COO

EMPLOYEE:

/s/ Ronald D. Mogel
Ronald D. Mogel

EXHIBIT “A”

DEFINITIONS

“Annual Base Salary” means the salary of Employee in effect at the relevant time determined in accordance with Section 4(a) hereof.

“Affiliate” means, with respect to any Person, each other Person who controls, is controlled by, or is under common control with the Person specified.

“Cause” when used in connection with the termination of employment with OMNI, means the termination of Employee’s employment by OMNI by reason of: (i) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, any felony, the equivalent thereof, or any crime or offense causing harm to OMNI or any of its Affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (ii) the commission (or attempted commission) by Employee of an act of fraud upon OMNI or any of its Affiliates; (iii) the misuse or diversion (or attempted misuse or diversion) of OMNI’s or any of its Affiliates’ funds or property; (iv) fraudulent or willful and material misrepresentation or concealment on any written report submitted to OMNI or any of its Affiliates; (v) misconduct, failure by Employee to adhere to any written policy of OMNI or any of its Affiliates, breach of this Agreement, or failure to perform material duties assigned to Employee hereunder or the habitual neglect thereof; (vi) the appropriation (or attempted appropriation) of a material business opportunity of OMNI or any of its Affiliates, including attempting to secure or securing personal profit in connection with any transaction entered into on behalf of OMNI or any of its Affiliates; (vii) the engagement by Employee in any conflict of interest with OMNI or any of its Affiliates (except as provided in Section 7(b) of this Agreement) without compliance with OMNI’s conflict of interest policy, if any, then in effect; (viii) the engagement by Employee, without the prior written approval of the Board of Directors of OMNI, in any activity or venture which competes with the domestic business of OMNI or any of its Affiliates; (ix) the engagement in any behavior or conduct which would constitute a material violation of the provisions of OMNI’s insider trading policy or business ethics policy, if any, then in effect; or (x) the engagement in any behavior or conduct which, in the judgment of the Board of Directors, is detrimental to or harms the business or reputation of OMNI or any of its Affiliates; or (xi) the engagement by or acceptance of employment with another company or entity.

“Change of Control” shall mean:

1. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the outstanding shares of the Common Stock; provided, however, that for purposes of this subsection 1., the following shall not constitute a Change of Control:

(a) any acquisition of Common Stock directly or indirectly from OMNI,

(b) any acquisition of Common Stock by OMNI,

(c) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by OMNI or any corporation controlled by OMNI, or

(d) any acquisition of Common Stock by any corporation pursuant to a transaction that complies with clauses (a), (b) and (c) of subsection (3) of this definition; or

2. Individuals who, as of the date of execution of this Agreement (“Execution Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Execution Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

3. Approval by the shareholders of OMNI of a reorganization, merger or consolidation, or sale or other disposition of all of substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination,

(a) all or substantially all of the individuals and entities who were the beneficial owners of OMNI’s outstanding common stock and OMNI’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this paragraph (a) and paragraphs (b) and (c), shall include a corporation which as a result of such transaction controls the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and

(b) except to the extent that such ownership existed prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

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4. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Confidential Information” includes information conveyed or assigned to OMNI or any of its Affiliates by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during Employee’s employment relationship with OMNI, whether solely by Employee or jointly with others, which concerns the affairs of OMNI or its Affiliates and which OMNI could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to OMNI or its Affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, algorithms, methods, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of OMNI or any of its Affiliates and information made available to OMNI or any of its Affiliates by other parties under a confidential relationship. Confidential Information, however, shall not include information (a) which is, at the time in question, in the public domain through no wrongful act of Employee, (b) which is later disclosed to Employee by one not under obligations of confidentiality to OMNI or any of its Affiliates or Employee, (c) which is required by court or governmental order, law or regulation to be disclosed, or (d) which OMNI has expressly given Employee the right to disclose pursuant to written agreement.

“Covenant Period” means the period beginning on the effective date of the termination of Employee’s employment with OMNI and its Affiliates for any reason (including non-renewal) and ending two (2) years after the termination of Employee’s employment.

“Person” means any individual, corporation, trust, partnership, limited partnership, foundation, association, limited liability company, limited liability partnership, joint stock association or other legal entity.

“Restricted Business” means all business operations (including marketing, sales, operations, or otherwise) of OMNI Energy Service Corp, including its Affiliates and subsidiaries.

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EXHIBIT “B”

SECTION 7 NON-COMPETE

PARISHES AND COUNTIES

Louisiana:

Beauregard

Calcasieu

Cameron

Allen

Jefferson Davis

Evangeline

Acadia

Vermilion

St. Landry

Lafayette

St. Martin

Iberia

West Baton Rouge

Iberville

East Baton Rouge

St. Mary

Livingston

Ascension

Assumption

St. James

Terrebonne

Tangipahoa

St. John the Baptist

St. Charles

Lafourche

St. Tammany

Orleans

Jefferson

St. Bernard

Plaquemines

Texas:

San Augustine

Sabine

Tyler

Jasper

Newton

Harris

Liberty

Hardin

Orange

Jefferson

Chambers

Galveston

Fort Bend

Wharton

Lavaca

Dewitt

Victoria

Jackson

Matagorda

Brazoria

Calhoun

Refugio

Goliad

Bee

Aransas

San Patricio

Nueces

Kleberg

Kennedy

Mississippi: Hancock Harrison Jackson